Piedmont Natural Gas Company, Inc.
By-law Amendment effective December 15, 2006

(Italicized underscore indicates text deleted effective December 15, 2006)

Section 2.1. Number, Nominations, Election, Term of Office and Qualifications. The number of Directors to serve from time to time shall be determined by a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, but shall not be less than nine (9). Each Director shall be at least twenty-one years of age. Directors shall be elected in the manner and for the terms provided in the Articles of Incorporation. At each meeting of the shareholders for the election of Directors, at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected. No Director shall be elected at an annual or special meeting of shareholders unless he or she shall have been nominated to serve as a Director at least sixty (60) days prior to the meeting at which he or she is elected; provided, however, that should any nominee die, indicate his or her refusal to serve or otherwise become disqualified to serve within said sixty (60) day period, a replacement may be nominated by a majority of the entire Board of Directors, or, upon the failure of the Board to nominate a replacement, by any shareholder at the meeting at which the disqualified nominee was to have been elected. Directors need not be shareholders of the Corporation.